AMENDMENT TO STOCK SALE AND PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK SALE AND PURCHASE AGREEMENT ("Amendment") is made and entered into this 31st day of May, 2008, by and between Stacey Holland, Gail Holland and Valerie Heidel (hereinafter referred to, individually and collectively, as "Sellers"), which Sellers own all of the issued and outstanding shares of stock of Southern Medical & Mobility, Inc., an Alabama Corporation, whose mailing address is 7970 Ziegler Blvd, Mobile, Alabama 36608, and HASCO Holdings, LLC, a Texas limited liability company, whose mailing address is 14809 Hampton Court, Dallas, Texas 75254 ("Buyer"), and Southern Medical & Mobility, Inc., an Alabama Corporation (the "Company").

WITNESSETH:

WHEREAS, Sellers, Buyer and the Company previously entered into a Stock Sale and Purchase Agreement dated May 27, 2008 (the "Purchase Agreement"), for the purchase and sale of all of the issued and outstanding capital shares of stock of the Company; and

WHEREAS, the desire to amended the Purchase Agreement as provided herein.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Notwithstanding anything to the contrary contained in the Purchase Agreement, the parties understand and agree that Buyer has made arrangements for a loan to be made to the Company by Harold Frederick Compton, Sr. at the time of Closing of the transaction contemplated by the Purchase Agreement (the "Acquisition Loan"). At Closing, Sellers will sell to the Company, and the Company shall redeem from the Sellers, all of the Seller's shares of stock in the Company in and for consideration of the payment to Sellers of the total sum of Three Million Two Hundred Thousand Dollars ($3,200,000.00), which amount shall be paid from the proceeds of the Acquisition Loan, and simultaneous with the redemption of the Sellers' shares by the Company, the Company will issue one (1) share of the Company's stock to the Buyer in consideration of payment by Buyer to the Company of a sum of $1.00 per share, the result being that Buyer shall emerge as the sole shareholder of the Company. Sellers warrant and represent to the Company and Buyer that such shares redeemed by the Company from Sellers will be free of all liens, encumbrances, pledges, charges, easements, leasehold interest, security interests or other restrictions of any kind. Each certificate representing the Sellers' shares sold to the Company shall be duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, at option of the Company and Buyer.

2. Except as amended herein, the Purchase Agreement shall remain in full force and effect.

[SIGNATURE BLOCKS ARE CONTAINED ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed the date above written.

SELLERS:

____
Stacey Holland

____
Gail Holland

____
Valerie Heidel

COMPANY:

Southern Medical & Mobility, Inc.,
an Alabama Corporation

By: ______________________

Title: President

BUYER:

HASCO Holdings, LLC,
a Texas limited liability company

By: ______________________

Title: ______________________

NOTARY PAGE: – STOCK SALE AND PURCHASE AGREEMENT

STATE OF ALABAMA)

MOBILE COUNTY)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that STACEY W. HILLMAN, is signed to the foregoing instrument and are known to me, acknowledged before me on this day that, being informed on the contents of said instrument(s), he/she executed the same voluntarily.

Given under my hand and official seal this the 2nd day of June, 2008.

My Commission Expires 11/08/09

Notary Public

AFFIX SEAL

STATE OF ALABAMA)

MOBILE COUNTY)

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that HAROLD F. COMPTON, JR, is signed to the foregoing instrument and are known to me, acknowledged before me on this day that, being informed on the contents of said instrument(s), he/she executed the same voluntarily.

Given under my hand and official seal this the 2nd day of June, 2008.

My Commission Expires 11/08/09

Notary Public

AFFIX SEAL

ADDENDUM "A"
TO
STOCK SALE AND PURCHASE AGREEMENT

The following addendum is hereby made to the attached Stock Sale And Purchase Agreement dated May 27, 2008 by and between the signed Buyer and Seller on the business known as Southern Medical & Mobility Inc.

1. Buyer understands that Stacey Holland has signed a 'personal guarantee' with several of the Suppliers to Southern Medical & Mobility Inc. Buyer agrees that they will contact and have conversations with these Suppliers to have them remove Stacey Holland's 'personal guarantee' or to substitute their own 'personal guarantee'. Stacey Holland will advise Buyer of the Suppliers that he has signed a 'personal guarantee' with. Buyer agrees to remove the 'personal guarantee' within 30 days from the Closing.

All other terms and conditions of the Stock Sale and Purchase Agreement remain the same.

Receipt of copy of this agreement is acknowledged.

Date: 6/2/08

Buyer

Buyer

Date: 6/2/08

Seller